Exhibit 99.1

To Our Shareholders

Funds from Operations, as Adjusted for Comparability (an apples-to-apples comparison of our continuing business, eliminating certain one-timers) for the year ended December 31, 2015 was $915.3 million, $4.83 per diluted share, compared to $825.3 million, $4.37 per diluted share, for the previous year, a 10.5% increase per share — a very good year.

Funds from Operations, as Reported (apples-to-apples plus one-timers) for the year ended December 31, 2015 was $1,039.0 million, $5.48 per diluted share, compared to $911.1 million, $4.83 per diluted share, for the previous year. (See page 4 for a reconciliation of Funds from Operations, as Reported to Funds from Operations, as Adjusted for Comparability.)

Net Income attributable to common shares for the year ended December 31, 2015 was $679.9 million, $3.59 per diluted share, versus $783.4 million, $4.15 per diluted share, for the previous year.

Our core business is concentrated in New York, the most important city in the world, and in Washington, DC, our nation’s capital, and is office and high street retail centric.

We have run Vornado for 36 years.  In each year, cash flow from the core business has increased in both total dollars and on a same-store basis until 2012 when for the first time, there was a decrease caused by the Base Realignment and Closure Statute (“BRAC”) in Washington.  2013 began another run of increases.

Here are our financial results (presented in EBITDA format) by business segment:

	2015 Same Store			EBITDA
	% Increase/			Increase/
	(Decrease)		% of 2015	(Decrease)
($ IN MILLIONS)	Cash	GAAP	EBITDA	2015/2014	2015	2014	2013
EBITDA:
New York:
Office	(1.0)%	2.3%	41.9%	44.5	655.0	610.5	584.2
Street Retail	5.6%	2.4%	22.9%	78.8	358.4	279.6	245.9
Alexander’s	7.7%	4.2%	2.7%	1.2	42.9	41.7	42.2
Hotel Pennsylvania	(24.6)%	(25.1)%	1.5%	(7.7)	23.0	30.7	30.3
Total New York	0.3%	1.5%	69.0%	116.8	1,079.3	962.5	902.6
Washington	(6.3)%	(1.1)%	20.6%	(3.4)	322.9	326.3	333.9
theMART	23.3%	1.7%	5.1%	.1	79.1	79.0	71.9
555 California Street	(7.1)%	4.2%	3.2%	1.0	49.9	48.9	42.7
Real Estate Fund			2.1%	(36.7)	33.6	70.3	49.5
EBITDA before Shopping Center Spin Off(2)			100.0%	77.8	1,564.8	1,487.0	1,400.6

Shopping Center Spin Off (2)					—	205.3	198.2
					1,564.8	1,692.3	1,598.8
Other (see page 3 for details)					11.4	92.5	51.6
EBITDA before non-controlling interest and gains on sale of real estate					1,576.2	1,784.8	1,650.4

(2)                                 The shopping centers were spun off into Urban Edge Properties (NYSE:UE) in January 2015.

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties.  Many of the factors that will determine these items are beyond our ability to control or predict.  For further discussion of these factors, see “Forward-Looking Statements” and “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, a copy of which accompanies this letter or can be viewed at www.vno.com.

Other EBITDA is comprised of:

($ IN MILLIONS)	2015	2014	2013
Corporate general and administrative expenses	(106.4)	(94.9)	(94.9)
Acquisition related costs	(35.2)	(31.3)	(25.9)
Other investments	47.5	23.3	28.6
Investment income	26.4	31.7	49.3
EBITDA of properties and investments sold	65.4	60.4	87.8
Net gain on sale of other assets	6.7	13.6	58.2
Toys “R” Us EBITDA, including impairment losses of 240.8 in 2013	2.5	103.6	(5.5)
Loss on JCPenney investment	—	—	(127.9)
Lexington Realty Trust equity and gains from stock issuances	—	—	20.4
Stop & Shop litigation settlement income	—	—	59.6
Other, net	4.5	(13.9)	1.9
Total	11.4	92.5	51.6

The following chart reconciles Funds from Operations, as Reported to Funds from Operations, as Adjusted for Comparability:

($ IN MILLIONS, EXCEPT PER SHARE)	2015	2014	2013
Funds from Operations, as Reported	1,039.0	911.1	641.0
Adjustments for certain items that affect comparability:
Reversal of deferred tax allowance	(90.0)	—	—
FFO of real estate sold	(46.4)	(188.9)	(240.3)
Acquisition related costs	12.5	16.4	24.9
Net gain on sale of other assets	(6.7)	(13.6)	(58.2)
Toys “R” Us FFO	(2.5)	60.0	312.8
Loss on JCPenney investment	—	—	127.9
Stop & Shop litigation settlement income	—	—	(59.6)
Write-off of deferred financing and defeasance costs	—	22.7	8.8
Other	9.4	17.6	(11.0)
Total adjustments	(123.7)	(85.8)	105.3
Funds from Operations, as Adjusted for Comparability	915.3	825.3	746.3
Funds from Operations, as Adjusted for Comparability per share	4.83	4.37	3.97

Funds from Operations, as Adjusted for Comparability increased by $90.0 million in 2015, to $4.83 from $4.37 per share, an increase of $0.46 per share, or 10.5%, as detailed below:

($ IN MILLIONS, EXCEPT PER SHARE)	Amount	Per Share
Same Store Operations:
New York	14.3	0.07
Washington	(3.8)	(0.02)
theMART	1.4	0.01
555 California Street	2.0	0.01
Properties placed back into service	46.9	0.24
Acquisitions, net of interest expense	50.1	0.26
Vornado Capital Partners	(36.7)	(0.19)
Interest expense	17.6	0.09
Other	(1.8)	(.01)
Increase in Comparable FFO	90.0	0.46

Report Card

Here is a chart showing Vornado’s total return to shareholders compared to the Office REIT and MSCI indices for various periods ending December 31, 2015 and for 2016 year-to-date:

	Vornado		Office REIT Index	MSCI Index
2016 YTD	(4.4	)%(3)	0.3%	6.0%
One-year	(3.9	)%(3)	0.3%	2.5%
Three-year	50.3%		33.3%	37.0%
Five-year	56.5%		51.0%	75.3%
Ten-year	92.9%		68.0%	103.2%
Fifteen-year	469.0%		213.8%	379.0%
Twenty-year	1,407.9%		617.4%	676.4%

Growth

As is our custom, we present the chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

	Adjusted for Comparability
		FFO
($ AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)	EBITDA	Amount	Per Share	Shares Outstanding
2015	1,532.8	915.3	4.83	199.9
2014	1,446.8	825.3	4.37	198.5
2013	1,386.2	746.3	3.97	197.8
2012	1,249.6	607.7	3.26	197.3
2011	1,271.6	628.3	3.28	196.5
2010	1,222.6	609.2	3.21	195.7
2009	1,172.6	473.1	2.73	194.1
2008	1,195.9	555.5	3.39	168.9
2007	1,186.2	571.9	3.48	167.7
2006	886.1	427.0	2.74	166.5

FFO has grown this year by 10.9% (10.5% on a per share basis), 8.5% per year over five years (8.5% on a per share basis) and 8.6% per year over ten years (5.8% on a per share basis).

(3)         If Urban Edge Properties (UE), which was spun off in January 2015, was included, the results would have been (2.9)% for 2016 YTD and (2.6)% for one-year.  The child (UE) fared better than its parent (VNO) in the stock market during these periods.

Acquisitions/Dispositions(4)

Our external growth has never been programmed, formulaic or linear, i.e. we do not budget acquisition activity.  Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy. Our acquisition activity since 2012 has ebbed in response to a rising market. Acquisitions have been limited to strategic New York retail properties and creative class, value-add office projects; if we were an industrial company, you might call them bolt-on acquisitions.  We have pushed away from acquisitions which are off-the-fairway, non-strategic or over-priced.

Our disposition activity since 2012 has increased three-fold as we have implemented our strategic simplification. True to our word…we have sold much more than we have acquired.  We exited business lines, the mall business,(5) the showroom business, LNR, etc., disposed of mistakes and sold anything off-the-fairway.  We have executed over $4.7 billion of asset sales in 65 transactions, recognizing $1.7 billion of gains.  We separated the strip shopping center business(5) through a pro-rata tax-free spin off to our shareholders, a $3.7 billion transaction.  Importantly, we have also significantly upgraded the mix and quality of our assets.  For example, trading:

•                  the Green Acres B+ mall for the retail block at 666 Fifth Avenue;

•                  866 UN Plaza for 655 Fifth Avenue (the Ferragamo store);

•                  1740 Broadway, a B office building, for the St. Regis retail on Fifth Avenue; and

•                  1750 Pennsylvania Avenue for Old Navy on 34th Street.

Here is a ten-year schedule of acquisitions and dispositions:

	Acquisitions		Dispositions
($ IN MILLIONS)	Number of Transactions	Asset Cost	Number of Transactions	Proceeds		Net Gain
2016 to date	1	46.2	—	—		—
2015	13	955.8	11	975.6	(6)	316.7
2014	6	648.1	11	1,061.4		523.4
2013	6	813.3	20	1,429.8		434.1
2012	10	1,365.2	23	1,222.3		454.0
2011	12	1,499.1	7	389.2		137.8
2010	15	542.4	5	137.8		56.8
2009	—	—	16	262.8		43.0
2008	3	31.5	6	493.2		171.1
2007	38	4,063.6	5	186.3		60.1
2006	32	2,177.0	3	105.2		31.7
	136	12,142.2	107	6,263.6	(6)	2,228.7

(4)              Excludes marketable securities.

(5)              We sold the malls (into a very strong market) and spun off the strips in half measure to de-conglomerate i.e., there is no real benefit in having $50 million shopping centers in New Jersey, no matter how great they may be, together with million square foot office towers in Manhattan and in half measure anticipating secular change (note the current softness in retail) and recognizing that with only a handful of malls, we were in no man’s land. I believe the decision to exit the mall business will look better and better as each year goes by.

(6)              In addition, in 2015, we spun off Urban Edge in a $3.7 billion transaction.

2015 and 2016 to date acquisitions are detailed below:

			Square Feet
($ IN MILLIONS EXCEPT SQUARE FEET)		Asset Cost	Our Ownership	Total
2016 to date:			—	—
Mezzanine Loan — New York		46.2

2015:
150 West 34th Street — Old Navy — Retail	NY	355.0	78,000	78,000
Center Building, Long Island City — Office	NY	142.0	446,000	446,000
260 Eleventh Avenue — Office	NY	190.0	184,000	184,000
512 West 22nd Street — Office (55% interest)	NY	75.3	95,000	173,000
Crowne Plaza Times Square (increased ownership to 33.0% from 11.0%)	NY	39.0	77,000	235,000
265 West 34th Street — Retail	NY	28.5	3,000	3,000
Other	NY	126.0	84,000	100,000
		955.8

The action here takes place on the 45th floor where our acquisitions/dispositions teams reside. Special thanks to CIO Michael Franco and EVP Mark Hudspeth and to SVPs Dan Guglielmone, Cliff Broser, Mario Ramirez, Adam Green and the rest of the team; and also to SVP Ernie Wittich in Washington.

Capital Markets

At year-end we had $4.1 billion of liquidity comprised of $2.1 billion of cash, restricted cash and marketable securities and $2.0 billion available on our $2.5 billion revolving credit facilities.  Today, we have $4.4 billion of liquidity comprised of $1.9 billion of cash, restricted cash and marketable securities and the full $2.5 billion available on our $2.5 billion revolving credit facilities.

Since January 1, 2015, we have executed the following capital markets transactions:

•                  In February 2016, we completed a $700 million refinancing of 770 Broadway, a 1,158,000 square foot Manhattan office building.  The five-year loan is interest-only at LIBOR + 1.75% (2.19% at March 31, 2016), which was swapped for four and a half years to a fixed rate of 2.56%.  We realized net proceeds of approximately $330 million. The property was previously encumbered by a 5.65%, $353 million mortgage which was scheduled to mature in March 2016.

•                  In December, we completed a $450 million financing of the retail condominium of the St. Regis Hotel and the adjacent retail town house located on Fifth Avenue at 55th Street.  The loan matures in December 2020, with two one-year extension options. The loan is interest only at LIBOR plus 1.80% (2.24% at March 31, 2016) for the first three years, LIBOR plus 1.90% for years four and five, and LIBOR plus 2.00% during the extension periods. We own a 74.3% controlling interest in the joint venture which owns the property; we received all proceeds from this financing.

•                  In December, we completed a $375 million refinancing of 888 Seventh Avenue, a 882,000 square foot Manhattan office building. The five-year loan is interest only at LIBOR plus 1.60% (2.04% at March 31, 2016) which was swapped for the term of the loan to a fixed rate of 3.15% and matures in December 2020. We realized net proceeds of approximately $49 million.

•                  In October, we entered into a $750 million unsecured delayed-draw term loan facility, which matures in October 2018 with two one-year extension options. The interest rate is LIBOR plus 1.15% (1.58% at March 31, 2016) with a fee of 0.20% per annum on the unused portion. At closing, we drew $187.5 million and drew an additional $187.5 million in February 2016.  All draws must be made by October 2017. This facility, together with the $950 million development loan described below, provides the funding for our 220 Central Park South development.

•                  In September, we upsized the loan on our 220 Central Park South development by $350 million to $950 million.  The interest rate on the loan is LIBOR plus 2.00% (2.43% at March 31, 2016) and the final maturity date is 2020.  In connection with the upsizing, the standby commitment for a $500 million mezzanine loan for this development was terminated by payment of a $15 million fee.

•                  In July, we completed a $580 million refinancing of 100 West 33rd Street, a 1,111,000 square foot property comprised of 855,000 square feet of office space and the 256,000 square foot Manhattan Mall.  The loan is interest only at LIBOR plus 1.65% (2.09% at March 31, 2016) and matures in July 2020.  We realized net proceeds of approximately $242 million.

•                  In June, we completed a $205 million financing in connection with the acquisition of 150 West 34th Street.  The loan bears interest at LIBOR plus 2.25% (2.69% at March 31, 2016) and matures in 2018 with two one-year extension options.

•                  In April, we completed a $308 million refinancing of RiverHouse Apartments, a three building, 1,670 unit rental complex located in Arlington, VA.  The loan is interest only at LIBOR plus 1.28% (1.72% at March 31, 2016) and matures in 2025.  We realized net proceeds of approximately $43 million.  The property was previously encumbered by a 5.43%, $195 million mortgage maturing in April 2015 and a $64 million mortgage at LIBOR plus 1.53% maturing in 2018.

•                  In January, we redeemed the $500 million principal amount of our outstanding 4.25% senior unsecured notes, which were scheduled to mature on April 1, 2015, at par plus accrued interest.

Our Triple A capital markets team was responsible for over $4.4 billion of transactions in this very active year.  Thank you to EVP Mark Hudspeth and SVPs Richard Reczka and Jan LaChapelle.

Excluding financing related to the 220 Central Park South project,(7) our consolidated debt is currently 31% of our enterprise value.  Since stock prices fluctuate, we believe an even better measure of leverage may be debt to EBITDA — ours is currently 7.2x.  If we were to exclude the Skyline properties and use, say, $1 billion of excess cash to reduce debt, pro forma debt to EBITDA would be 6.0x, low leverage indeed.  By the way, the same pro forma metric using total debt (consolidated debt plus our share of unconsolidated real estate joint ventures debt, excluding Toys “R” Us debt) is also a low 6.7x.

Fixed rate debt accounted for 77% of debt with a weighted average rate of 4.0% and a weighted average term of 5.1 years, and floating rate debt accounted for 23% of debt with a weighted average interest rate of 2.0% and a weighted average term of 5.8 years.

Last year, in my annual letter to shareholders (on page 10), I laid out our debt philosophy.  Relevant paragraphs are reprinted below; the numbers have been updated.

One of the hallmarks of a blue chip REIT is access to the four corners of the capital markets.  Vornado is an investment-grade blue chip that enjoys such access.  But, let’s think about it.  For purposes of this discussion, let’s call the four corners of the capital markets common stock, preferred stock, unsecured debt and secured or project-level debt.

Unsecured debt is an attractive vehicle and trades in a very efficient marketplace. An investment grade company, using its pre-filed shelf registration, need merely call its friendly investment banker to get $500 million, or even $1 billion, in a matter of days - no fuss, no muss, no roadshow…easy.  But, like cigarettes, there should be two warnings on the label of unsecured debt.  First, that it bears the full faith and credit of the issuer, in effect a personal guarantee and, second, that markets are volatile and unpredictable and even a market as big, deep and strong as the unsecured debt market shuts down cold in every cycle, at the very worst time.  To safely partake in this market, one should have modest maturities and have back-up liquidity.  We partake, but we partake in this market in a very measured way.

Secured or project-level debt is different.  It is a much more cumbersome and time-consuming process to execute…but it has no covenants and is recourse solely to the asset that is pledged.

Here is Vornado’s current debt structure:

($ IN THOUSANDS)
Nonrecourse Secured Debt	9,373,739
Unsecured Debt	850,000
Term Loan	375,000
10,598,739

Nonrecourse Joint Venture Debt	2,605,672
Total	13,204,411

We calculate that Vornado has about $22 billion of assets at fair value pledged to its secured creditors — very low leverage.  The remainder of our assets are unencumbered.  Interestingly, if, say, 60% is an appropriate loan-to-value ratio for secured debt (as opposed to our current 42%), the math says we should then be able to unencumber up to an additional $7 billion of assets, a worthy goal.

We have $11 billion of unencumbered Class A assets in New York.

Vornado remains committed to maintaining our investment grade rating.

(7)         We appropriately exclude 220 Central Park South debt since it is for-sale property and the debt will self liquidate from the proceeds of already executed sales contracts.

Operating Platforms…Lease, Lease, Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management.  Our operating platforms are where the rubber meets the road.  And…in our business, leasing is the main event.  In New York, we leased 2.4 million square feet; and in Washington we leased 2.0 million square feet.

As in past years, we present below leasing and occupancy statistics for our businesses:

		New York
(SQUARE FEET IN THOUSANDS)	Total	Office	Street Retail	Washington
2015
Square feet leased	4,354	2,276	91	1,987 (8)
GAAP Mark-to-Market	9.1%	22.8%	99.6%	(8.2)%
Number of transactions	365	165	20	180

2014
Square feet leased	6,087	4,151	119	1,817 (8)
GAAP Mark-to-Market	13.3%	18.8%	62.3%	(3.3)%
Number of transactions	380	158	30	192

2013
Square feet leased	4,384	2,410	138	1,836
GAAP Mark-to-Market	13.6%	14.0%	92.6%	3.8%
Number of transactions	371	162	27	182

Occupancy rate:					Washington Excluding Skyline
2015	91.0%	96.3%	96.2%	84.8%	91.5%
2014	90.6%	96.9%	96.5%	83.6%	89.5%
2013	90.4%	96.6%	97.4%	83.4%	87.7%
2012	90.4%	95.8%	96.8%	84.1%	88.8%
2011	93.5%	96.2%	95.6%	90.6%	93.5%
2010	95.5%	96.1%	96.4%	95.0%	95.2%
2009	94.2%	95.5%	(9)	93.0%	92.6%
2008	95.7%	96.7%	(9)	94.2%	93.8%
2007	95.6%	97.6%	(9)	93.4%	92.3%
2006	94.2%	97.5%	(9)	91.2%	89.6%

Year in and year out, our New York Office occupancy rate is in the high 90s.  That’s some performance.  Thanks to EVP Glen Weiss and his New York leasing machine: Josh Glick, Craig Panzirer, Jared Solomon, Andy Ackerman, Jared Silverman and Edward Riguardi.  Kudos as well to the Washington leasing team, who year-after-year are in the 2 million square foot club.

(8)         Excludes 161 square feet in 2015 and 247 square feet in 2014 of retail leases.

(9)         Included in New York Office.

Leasing highlights this year in the New York division include:

•                  GSA at 85 Tenth Avenue — 171,000 square feet;

•                  Footlocker at 330 West 34th Street — 145,000 square feet;

•                  PJT Partners LLC at 280 Park Avenue — 142,000 square feet;

•                  Fiduciary Trust at 280 Park Avenue — 127,000 square feet;

•                  TPG Capital at 888 7th Avenue — 99,000 square feet;

•                  Interpublic Group at 100 West 33rd Street — 94,000 square feet;

•                  Structure Tone at 330 West 34th Street — 82,000 square feet;

•                  Facebook at 770 Broadway — 80,000 square feet;

•                  AOL at 770 Broadway — 79,000 square feet;

•                  Morrison Cohen at 909 3rd Avenue — 65,000 square feet;

•                  GIC at 280 Park Avenue — 50,000 square feet;

•                  Phillips Nizer at 666 5th Avenue — 50,000 square feet;

•                  Victoria’s Secret at 640 5th Avenue — 64,000 square feet;

•                  Swatch at St. Regis/1535 Broadway — 12,000 square feet;

•                  Harry Winston at St. Regis — 8,000 square feet; and

•                  Moncler at 650 Madison Avenue — 6,000 square feet.

theMART:

•                  ConAgra Foods — 168,000 square feet;

•                  Yelp — 142,000 square feet;

•                  1871 — 51,000 square feet;

•                  Allstate — 45,000 square feet;

•                  Teknion — 23,000 square feet; and

•                  PayPal — 22,000 square feet.

555 California Street:

•                  Sidley Austin — 53,000 square feet; and

•                  Supercell — 23,000 square feet.

Leasing highlights this year in the Washington division include:

•                  U.S. Marshals Service at 1215 South Clark/201 12th Street — 371,000 square feet;

•                  WeWork at 1875 Connecticut Avenue — 122,000 square feet;

•                  U.S. Department of Defense at Skyline — 97,000 square feet;

•                  Social Security Administration at 2121 Crystal Drive — 66,000 square feet;

•                  Cushman & Wakefield at 2101 L Street — 59,000 square feet;

•                  U.S. Department of the Treasury at 875 15th Street — 58,000 square feet;

•                  U.S. Department of Defense at 1550 Crystal Drive — 45,000 square feet; and

•                  Smithsonian Institution at 2011 Crystal Drive — 46,000 square feet.

Thank you to our all-star leasing captains: Glen Weiss, Ed Hogan, Jim Creedon, Bruce Pascal and Paul Heinen.

Business Review

In our marathon fourth quarter conference call just six weeks ago, David Greenbaum, President of the New York Division, and Mitchell Schear, President of the Washington, DC Division, extensively reviewed their businesses.  Please visit our website to read their comments at www.vno.com.

Manhattan High Street Retail

We own the best-in-class 65-property, 2.6 million square foot street retail business in Manhattan, concentrated on the best high streets — Fifth Avenue, Times Square, Madison Avenue, Penn Plaza and Soho.  While the street retail portfolio accounts for 9% of our total Manhattan square footage, it generates 33% of the New York division EBITDA.  As David mentioned on our fourth quarter earnings call, the Victoria’s Secret and Swatch leases we did in 2015 on upper Fifth Avenue are equivalent in value to a 1 million square foot office tower.  This is a growing business.  Here are the statistics:

	Number of		Acquisitions
($ IN MILLIONS)	Properties	EBITDA	Number	Asset Cost
2015	65	358.4	7	486.2
2014	57	279.7	3	604.4
2013	54	245.9	4	343.3
2012	47	189.0	2	947.0

High street retail is the most unique, scarce, lowest cap rate real estate asset class.  It exists in Manhattan and a handful of other gateway cities.  In last year’s letter, pages 14-15, I discussed the extraordinary rental growth and value creation that this asset class has had over the last 10 years.

Penn Plaza

Please visit our website at www.vno.com to view work-in-process images of our plans to transform Two Penn Plaza.  This design is by BIG, Bjarke Ingel’s architectural firm.  Google his work…it’s amazing.  Our intent here is to transform a good 48 year old building(10) with its punched windows into a modern age building for today’s office users with a new floor-to-ceiling glass curtain wall.  The main event here is the massive, undulating canopy (in spots it’s 85 feet high and extends out 65 feet) inspired by the iconic photograph of Marilyn Monroe standing over a subway grate holding down her skirt in The Seven Year Itch (hence, Bjarke has named this design SKIRT), which will provide grand entrances for Penn Station, Madison Square Garden and our Two Penn Plaza office building.  The entrances to Penn Station and Madison Square Garden surely deserve a place-making gesture as grand as our SKIRT design.

We intend to cluster the 1.6 million square foot Two Penn Plaza and the 2.6 million square foot One Penn Plaza (currently connected underground via Penn Station) into a 4.2 million square foot complex.  Think about it, 4.2 million square feet of modernized space located in the heart of Manhattan’s new West Side, directly on top of Penn Station (the busiest transit hub in North America), adjacent to the sports and entertainment mecca, Madison Square Garden, and across the street from Macy’s, the world’s largest department store.  And our scale here will permit us to provide our tenants with the best and largest food and amenities complex this side of Silicon Valley.

This is an ambitious and long-term project and the first of many to transform our vast Penn Plaza holdings.  Penn Plaza is Vornado’s big kahuna.

David and I and all senior management work on Penn Plaza…together with the project team, lead by Barry Langer, including Marc Ricks and Judy Kessler with David Bellman on the construction side.  Craig Dykers, a founding partner of Snøhetta, is the master plan architect.

220 Central Park South

Our business is owning income-producing property for the long term.  We seek both recurring income and capital appreciation.  Every once in a while we do a for-sale condo project. The last one was a dozen years ago when we sold apartments at the top of the Bloomberg tower; in that case it was really a binary decision, since the zoning dictated that we either build apartments or forego that square footage. We got into the 220 Central Park South condo project initially by providing financing and, after the twists and turns of the Great Recession, ended up the full owner and developer. And, boy are we happy about that.

•                  It is the best site in town with 140 feet of frontage on Central Park;

•                  Our aim here is to create the best apartment project in town, highest quality, highly-amenitized, and designed by Robert A.M. Stern Architects and the Office of Thierry Despont;

•                  We began sales in February 2015 in a two-room salon adjacent to my office.  Since then, we have signed contracts with deposits for $1.7 billion of apartments, more than half of the projected sell out, at record setting prices;

•                  45% of the buyers are New Yorkers and an additional 30% are Americans from other parts of the country; and

•                  The building is now 350 feet vertical (up to the 25th floor) and will rise at the rate of one floor per week to its full height of 950 feet.

Please visit our website at www.vno.com to view images of 220 Central Park South and for a recent picture of the building as it begins to claim its position on the skyline.

Vornado is a full service, vertically integrated real estate business.  We have a robust development and construction operation, building 220 Central Park South and all of our many other projects from the largest down to 5,000 square foot pre-builds and tenant build-outs.  Thank you to EVP, Development Barry Langer; Mel Blum, a senior leader on the 220 Central Park South project; Eli Zamek, who heads up construction on this project; and the rest of our gold medal development team.

(10)                          We are the market leader in these types of transformations, having recently completed the very successful repositioning of seven buildings totaling 6.4 million square feet.

Washington

We continue to explore separating Washington into its own freestanding business unit.  There can be no assurance that any transaction will be completed. And, we have begun a process to dispose of the Skyline properties.(11)

Our objective in pursuing a separation of Washington would be much the same as it was in our separation of Urban Edge Properties, namely to create a smaller, laser-focused business unit with its own dedicated management and its own report card (i.e. stock price).  In the case of UE, de-conglomerating was in order, i.e. $50 million New Jersey shopping centers, no matter how great they may be, are not a natural fit with million square foot Manhattan office towers.  While it is true that Washington and New York are both office-centric, each is its own market and there really is little overlap or synergy between them. Furthermore, New York and Washington are in totally different lifecycle situations (growth vs recovery).

Our Washington business is bouncing along the bottom.(12)  Excluding Skyline and buildings coming out of service, we expect the core business’ EBITDA to be flat to positive $4 million in 2016 versus 2015.

Mitchell Schear and team have done a wonderful job of innovating and dealmaking in a difficult market.

Washington has a very sizable future development pipeline, outlined below, which will take place over an extended period of time as market conditions permit.  This is quite a warrant on the future of the nation’s capital.

	(SQUARE FEET IN THOUSANDS)		Residential
	Office	Retail	Units

Crystal City	600	300	2,300
Pentagon City	1,700	100	2,600
District of Columbia	600	—	—
Rosslyn	425	—	200
Reston	380	10	500
Total	3,705	410	5,600

The 3.7 million square foot future office development pipeline is the net result of 5.7 million square feet of new-builds less 2.0 million square feet which will be razed to create the sites and increased density.

(11)                          Skyline is subject to a non-recourse mortgage loan of $678 million.  We have requested the loan be transferred to special servicing with the intent to substantially restructure the loan and/or dispose of all or a substantial interest in the properties.

(12)                          Washington has been a victim of the U.S. Government’s Department of Defense Base Realignment and Closure Statute move-outs, limited government growth in the Capital District, and a generally all around soft real estate market.  Confoundingly, Washington has the lowest unemployment rate in the nation, the most educated work force in the nation, coupled with the highest vacancy rate in the nation; something doesn’t add up.

Corporate Governance

Over the last nine years, we have received our share of non-binding, precatory, shareholder proposals, all of which related to corporate governance.(13)  Over that period, the standard for shareholder participation in the governance process has changed quite substantially. Year in and year out, we are in constant communication with our shareholders…at industry events (at least four a year), numerous property tours and one-on-ones, not to mention our frequent issuance of press releases, financial reports and updates to our website. Over the last two years, we initiated a robust process of outreach to our shareholders, specifically focused on governance, led by Trustee Candace Beinecke, Chair of the Corporate Governance and Nominating Committee, together with Stephen Theriot, Chief Financial Officer; Joseph Macnow, Chief Administrative Officer; Catherine Creswell, SVP, Director of Investor Relations; and Alan Rice, SVP, Corporation Counsel and Secretary.

Responsive to our shareholders and acknowledging that it is no longer appropriate for us to be an outlier, our Board has taken the following important governance steps:

•                  We will de-stagger our Board, i.e., all trustees will be elected annually. At our upcoming annual meeting in May, the Board is proposing a charter amendment which provides that beginning in 2017, nominees would be elected annually and, therefore, in 2019, all trustees would be elected annually;(14)

•                  We have adopted a trustee resignation policy in the event a trustee does not receive majority support from our investors;

•                  We have elected Candace Beinecke as Lead Trustee;

•                  We have amended our Governance Guidelines to provide for increased clarity and emphasis on diversity as a criteria for the selection of new trustees; and

•                  We will add one or two new independent trustees.(15)

For a complete summary, including all the improvements to our governance status, please refer to our proxy statement which can be viewed at www.vno.com-proxy and governance section on our website at www.vno.com-governance.

Thank you to Candace, Joe, Steve, Alan and Cathy for your efforts in this regard, and thank you to Russ Wight, who has served as our Lead Trustee for the past five years.

(13)                          This year we have received none.

(14)                          This phase out process is frequently used by others when declassifying their boards.

(15)                          Our Board is great, just getting a little old.

Public Real Estate Is Cheap

Over the last five years, public real estate has been selling cheap compared to private real estate values.  This seems to be a chronic phenomenon. With respect to Vornado, not only does each asset in a sum-of-the-parts sell cheap, but the public valuation of our Company gives no credit whatsoever for our franchise value, our management team or our balance sheet, which taken together, year in and year out, have a track record of creating increasing shareholder value.  We are not alone here.  Below is a table comparing five office REITS with significant New York holdings:

	Vornado	A	B	C	D

NAV- stock price (discount)/premium to Green Street estimate	-21.2%	-10.6%	-29.9%	-26.1%	-15.6%

For better or for worse, I am a public real estate CEO lifer.  I am a disciple of the stock market.  I believe in its predictive value and I respect it as a weighing machine.  Nonetheless, we do have a chronic NAV discount...what have we done about it, so far?

•                  We have simplified, pruned and focused, selling $4.7 billion of assets.  Today we are 69% Manhattan-centric, 21% Washington-centric and 10% theMART and 555 California Street;

•                  We own and continue to build the largest and highest quality Manhattan high street retail business; it is unique and one of a kind;

•                  Ditto our Manhattan office business;

•                  We spun off Urban Edge Properties, a $3.7 billion transaction;

•                  We have further strengthened our already fortress, low-levered balance sheet;

•                  We have modernized our corporate governance; and

•                  We continue to explore separating Washington.(16)

(16)                          The table below sets forth a comparison of the ten year history of comparable EBITDA of our growing New York business and our Washington business. And, just for kicks (and completeness), we also show the performance of Urban Edge assets during the period we owned them:

		Washington
($ IN MILLIONS)	New York	Historical	Excluding Skyline	Urban Edge
2015	1,079.3	322.9	298.7
2014	962.5	326.3	299.1	195.4
2013	902.6	333.9	304.4	190.1
2012	778.1	352.6	312.6	185.5
2011	752.5	403.0	346.9	179.5
2010	715.9	399.4	339.2	177.5
2009	672.3	374.7	316.6	167.5
2008	693.3	349.9	295.4	154.2
2007	620.4	328.9	275.2	136.4
2006	472.1	297.7	246.4	120.1
2005	420.5	249.6	202.2	125.7

CAGR:
Five year	8.6%	-4.2%	-2.5%	3.1%
Ten year	9.9%	2.6%	4.0%	5.0%

Some Thoughts, 2015 Version

•                  I love our business - Vornado is a big business, $32.1 billion of total enterprise value.  We operate in New York, the most important city in the world and in Washington, DC, our nation’s capital.  In New York, we own office towers and the largest portfolio of retail on the high streets of Manhattan.

•                  Vornado and its management team are one of only a very small handful of firms who have the capital base, track record, talent, relationships, and trust in the marketplace to lease, acquire, develop, finance and manage million square foot towers and Fifth Avenue retail.  It’s a complicated business, rookies need not apply.

•                  In my last year’s letter to shareholders, and in each of our earnings calls since then, I stated that:

•            The easy money has been made for this cycle;

•            Asset prices are high, well past the 2007 peak;

•            It’s a better time to sell than to invest; and

•            Now is the time in the cycle when the smart guys build cash for opportunities that will undoubtedly present themselves in the future.

To be honest, I didn’t expect to be so right…so quickly.

•                  Quality is everything.  We recently published a 342-page coffee table book of Vornado’s Manhattan, highlighting our 105 properties.  This book shows clearly the quality of our portfolio.  It has been very well received by our shareholders, analysts, lenders, tenants and other stakeholders. The book has now been posted on our website at www.vno.com.  Please take a look.  Thank you Lisa Vogel, SVP - Marketing and her team who created this book.

•                  We have reached our target of $2 billion of cash and over $4 billion of immediate liquidity.  We understand this is not without cost and that, say, each $500 million of cash in the treasury, which today earns nil, has a cost of $12 - 15 million of annual earnings.

•                  Well chosen Manhattan real estate has a history of doubling in value every ten years. In fact, we have a handful of properties (770 Broadway, 640 Fifth Avenue, etc.) that have appreciated ten times in the past 15 years.  This kind of appreciation is never linear or predictable and therefore, assets of this quality are in the never-sell category.  By the way, theMART has appreciated six times since we have owned it, mostly in the last three years.

•                  Thinking about the future and planning for it is a big part of our job description.  Some years ago, I coined the phrase Manhattan is tilting to the West and to the South.  We are moving South and we were the early mover in Penn Plaza.  Anticipating secular change in retail, we decided to exit the mall business.  We spend a fair amount of time in our council rooms debating such issues as trends, demographics and neighborhoods.  Also, what is the office of the future?  How will people want to live; what is the apartment of the future?  What will shopping be like in 10 years?  And so on.

•                  To my mind, credit markets are a very sensitive barometer of economic health (even more sensitive than the stock market), sort of like an early warning signal (the proverbial canary in a coal mine).  Today, the credit markets are clogged and choppy…and selective. When you think about it, this creates a competitive advantage for a blue-chip, low-levered, well-capitalized, established sponsor such as Vornado.

•                  It’s too early to tell what effect the recent volatility in the financial markets will have on leasing or on asset valuations. My guess is not all that much.  We have been long overdue for a correction and after all…a swoon in economic activity and volatility in the debt and equity markets seem a sure recipe for continued easy money and low interest rates.  I see no hiccups in the New York Class A office market.  Vornado’s office business continues to perform at very high levels.  2015 GAAP mark-to-market was a very strong 22.8%, and is continuing at a similar pace in the first quarter of 2016.

•                  Urban Edge Properties celebrated its first anniversary in January and we couldn’t be more delighted with its performance. We gave birth to UE ... seeding it with our unique, high-barrier, Northeastern shopping center assets, and with our management and staff.  We recruited Jeff Olson, a best-in-class CEO, and launched it with a strong balance sheet (low leverage and $225 million of cash) supported by an experienced and engaged Board. UE is producing the exact result we had expected… focus, focus, focus.  And, investors, the final report card, are rewarding UE with an appropriate stock price.  UE’s total shareholder return for the 15 months since it was spun off is 11.3%. UE’s stock has held rock solid in the recent months of volatility. And think about it, if the UE assets were still bundled inside of Vornado, they probably would be valued at a discount, just like Vornado.  Given the success of UE, the concept of laser-focused, smaller entities may well be a template for the future.

Sustainability

Vornado continues to lead the industry in sustainability — it’s important to our tenants and investors, and it is important to us. From energy conservation, to healthy indoor environments, to sustainable new construction, we continuously improve our programs each year.

We recognize that a portfolio of our size carries a big responsibility to manage energy, and we work hard to monitor, control, and reduce our consumption. Our energy efficiency capital projects continue to save energy and modernize our existing buildings. We are an active participant in demand response and contribute significantly to reducing electricity grid constraints in each of our markets.

Our tenants spend the majority of their week working in our buildings, and we recognize our responsibility to provide a healthy indoor environment for them. We are focused on maintaining healthy air and water supplies, and our cleaning company leads the industry in least-toxic cleaning policies.

We have also incorporated sustainable design into our new buildings, both in New York and in Washington. Our pipeline of new office buildings will be among the greenest in the industry.

Our programs deliver results: in 2015, we reduced our energy consumption by 34,000 megawatt hours and recycled and composted over 17,000 tons of waste. We were named ENERGY STAR Partner of the Year (3rd year in a row), we won NAREIT’s Leader in the Light Award (6th year in a row) and we again earned the Global Real Estate Sustainability Benchmark (GRESB) Green Star ranking (3rd year in a row).

For more details on our 2015 sustainability efforts, including our Global Reporting Initiative (GRI) Index, please see our sustainability report at www.vno.com.

We continually broaden our leadership team through promotions from within our Company.  Please join me in congratulating this year’s class; they deserve it.

Ed Hogan was promoted to Executive Vice President, Head of Retail Leasing;

Brian Kurtz was promoted to Executive Vice President, Financial Administration;

Craig Stern was promoted to Executive Vice President, Tax & Compliance;

Jan LaChapelle was promoted to Senior Vice President, Acquisitions & Capital Markets;

Geoff Smith was promoted to Senior Vice President, Development;

Stacia O’Connor was promoted to Senior Vice President, Operations;

Gordon Fraley was promoted to Senior Vice President, Development;

Chris Kennedy was promoted to Senior Vice President, SEC Reporting and Corporate Investments;

Cathy Creswell was promoted to Senior Vice President, Investor Relations;

Errol Labosky was promoted to Senior Vice President, Internal Audit;

Niles Llolla was promoted to Vice President, Senior Property Manager;

Nick DeCicco was promoted to Vice President, Retail Financial Officer;

Bridget Cunningham was promoted to Vice President, Operations;

Joanne Porrazzo was promoted to Vice President, Operations;

Maulik Shah was promoted to Vice President, Construction;

Andrew Abramson was promoted to Vice President, GSA Leasing;

Michael Novotny was promoted to Vice President, Development;

Dave Barattin was promoted to Vice President, Financial Planning and Analysis; and

Dana Fulton was promoted to Vice President, Property Accounting.

Welcome Ed Hogan, EVP, Head of Retail Leasing; Jessica Burriss, SVP, Financial Planning and Analysis; Melissa Calkins, SVP, Residential; Gary Hansen, VP, Alexander’s Controller; Michael Sadowski, VP, Application Development; Claude Koniuch, VP, Design and Construction; Robyn Neff, VP, Leasing Counsel; Frank Bonura, VP, Development; Mitchell Dearman, VP, Retail Leasing and Michael Tangredi, VP, Design and Construction.

Year-after-year, I am fortunate to work every day with the gold medal team.  Our operating platforms are the best in the business.  Thanks again to my partners David Greenbaum, Mitchell Schear, Michael Franco, Joe Macnow and Steve Theriot.

We are fortunate to have in our New York, Washington and Finance Divisions, a group of super leaders, our exceptional Division Executive Vice Presidents.  They deserve special recognition and our thanks:  Glen Weiss, Leasing — New York Office; Ed Hogan, Leasing — New York Retail; Mark Hudspeth, Capital Markets; Barry Langer, Development — New York; Tom Sanelli, Chief Financial Officer — New York; Gaston Silva, Chief Operating Officer — New York; Myron Maurer, Chief Operating Officer — theMART; James Creedon, Leasing — Washington, DC; Laurie Kramer, Finance — Washington, DC; Patrick Tyrrell, Chief Operating Officer — Washington, DC; Robert Entin, Chief Information Officer; Matthew Iocco, Chief Accounting Officer; Brian Kurtz, Financial Administration; and Craig Stern, Tax & Compliance.

Thank you as well to our very talented and hardworking 46 Senior Vice Presidents and 80 Vice Presidents who make the trains run on time, every day.

Our Vornado Family has grown with 11 marriages and 35 births this year, 19 girls and 16 boys, but who’s counting.

On behalf of Vornado’s Board, senior management and 4,083 associates, we thank our shareholders, analysts and other stakeholders for their continued support.

Steven Roth
Chairman and CEO

April 4, 2016

Again this year, I offer to assist shareholders with tickets to my wife’s productions on Broadway — the still-going-strong, Tony award-winning Best Musical Kinky Boots, as well as Fuerza Bruta and The Robber Bride Groom.  Please call if I can be of help.

Below is a reconciliation of Net Income to EBITDA:

($ IN MILLIONS)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006
Net Income	760.4	864.9	476.0	617.3	662.3	647.9	106.2	359.3	541.5	554.8
Interest and debt expense	469.8	654.4	758.8	760.5	797.9	828.1	826.8	821.9	853.5	698.4
Depreciation, amortization, and income taxes	579.3	710.2	759.1	742.3	782.2	706.4	739.0	568.1	680.9	530.7
EBITDA	1,809.5	2,229.5	1,993.9	2,120.1	2,242.4	2,182.4	1,672.0	1,749.3	2,075.9	1,783.9
Gains on sale of real estate	(293.6)	(518.8)	(412.1)	(471.4)	(61.4)	(63.0)	(46.7)	(67.0)	(80.5)	(45.9)
Real estate impairment loss	17.0	26.5	43.7	131.8	28.8	109.0	23.2	—	—	—
Noncontrolling interests	43.3	47.6	24.9	45.3	55.9	55.2	25.1	55.4	69.8	79.9
EBITDA before noncontrolling interests and gains on sale of real estate	1,576.2	1,784.8	1,650.4	1,825.8	2,265.7	2,283.6	1,673.6	1,737.7	2,065.2	1,817.9
Non-comparable items	(43.5)	(338.0)	(264.3)	(576.2)	(994.1)	(1,061.0)	(501.0)	(541.8)	(879.0)	(931.8)
EBITDA adjusted for comparability	1,532.7	1,446.8	1,386.1	1,249.6	1,271.6	1,222.6	1,172.6	1,195.9	1,186.2	886.1

Below is a reconciliation of Net Income to FFO:

($ IN MILLIONS, EXCEPT SHARE AMOUNTS)	2012	2011	2010	2009	2008	2007	2006
Net Income	617.3	662.3	647.9	106.2	359.3	541.5	554.8
Preferred share dividends	(67.9)	(60.5)	(51.2)	(57.1)	(57.1)	(57.1)	(57.5)
Net Income applicable to common shares	549.4	601.8	596.7	49.1	302.2	484.4	497.3
Depreciation and amortization of real property	504.4	530.1	505.8	508.6	509.4	451.3	337.7
Net gains on sale of real estate and insurance settlements	(245.8)	(51.6)	(57.2)	(45.3)	(57.5)	(60.8)	(33.8)
Real estate impairment losses	130.0	28.8	97.5	23.2	—	—	—
Partially-owned entities adjustments:
Depreciation and amortization of real property	154.7	170.9	148.3	140.6	115.9	134.0	105.6
Net gains on sale of real estate	(241.6)	(9.8)	(5.8)	(1.4)	(9.5)	(15.5)	(13.2)
Income tax effect of adjustments included above	(27.5)	(24.6)	(24.6)	(22.9)	(23.2)	(28.8)	(21.0)
Real estate impairment losses	11.6	—	11.5	—	—	—	—
Noncontrolling interests’ share of above adjustments	(16.6)	(41.0)	(46.8)	(47.0)	(49.7)	(46.7)	(39.8)
Interest on exchangeable senior debentures	—	26.3	25.9	—	25.3	25.0	24.7
Preferred share dividends	—	0.3	0.2	0.2	0.2	0.3	0.7
Funds From Operations	818.6	1,231.2	1,251.5	605.1	813.1	943.2	858.2
Funds From Operations per share	$4.39	$6.42	$6.59	$3.49	$4.97	$5.75	$5.51

Below is a reconciliation of Revenues to Revenues as adjusted for comparability:

($ IN MILLIONS)	2015	2014
Revenues	2,502.3	2,312.5
Non-comparable items:
Assets related to sold properties	(48.4)	(37.8)
Other	(2.3)	—
Revenues, adjusted for comparability	2,451.6	2,274.7

Below is a reconciliation of Total Assets to Total Assets as adjusted for comparability:

($ IN MILLIONS)	2015	2014
Total Assets	21,143.3	21,158.0
Non-comparable items:
Assets related to sold properties	(37.0)	(2,348.8)
Cash available to repay revolving credit facilities	(550.0)	—
Accumulated depreciation	3,418.3	3,161.6
Total assets, adjusted for comparability	23,974.6	21,970.8